Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the              day of              2010 by and between Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda (the “Company”), and Mike F. Chang (the “Executive”).

WHEREAS, the Executive is currently serving as the Company’s Chief Executive Officer.

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

1.1 Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. This Agreement shall have an initial term of one (1) year unless sooner terminated in accordance with Article 5. The term of this Agreement shall be automatically renewed for successive one (1) year periods unless sooner terminated in accordance with Article 5 or unless either party delivers written notice of non-renewal to the other at least sixty (60) days prior to the next scheduled expiration date of this Agreement. The period during which the Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.

ARTICLE 2. EMPLOYMENT DUTIES AND COMPENSATION

2.1 Title/Responsibilities. The Executive shall serve as the Chief Executive Officer of the Company. The Executive shall perform such duties as are usual and customary for such position and shall report directly to the Board. The Executive shall devote his full business time and attention to the business and affairs of the Company during the Employment Period. The Executive shall not engage in any other business, job or consulting activity during the Employment Period without the prior written permission of the Board.

2.2 Location. The Executive’s principal place of employment shall be the Company’s principal offices in Sunnyvale, California, but the Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

ARTICLE 3. COMPENSATION AND BENEFITS.

3.1 Salary. The Executive shall be paid a base salary at the annualized rate of Three Hundred Twenty-Five Thousand Dollars ($325,000). Such rate shall be subject to annual review by the Board and may be adjusted in the Board’s discretion. Base salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

3.2 Bonus. For each fiscal year of the Company during the Employment Period, the Executive shall be eligible to receive a cash bonus in a dollar amount determined by the Board. The actual bonus payable for each fiscal year will depend upon the Executive’s performance and the extent to which the Executive has achieved the performance goals established for the Company for that year. Any bonus awarded to the Executive shall be paid by the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.

3.3 Fringe Benefits. The Executive shall, throughout the Employment Period, be eligible to participate in all employee benefit plans and programs, such as group term life insurance and group medical plans, which are made available to the Company’s full-time employees and for which Executive qualifies. The Executive shall accrue paid vacation benefits during the Employment Period at the rate of three weeks annually, in accordance with the vacation policies of the Company, and may take his accrued vacation at such time or times as are mutually convenient to the Company and the Executive.

3.4 Expense Reimbursement. The Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for all business expenses incurred by the Executive in the performance of his duties hereunder, provided the Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities (the “Supporting Documentation”). The Executive must submit the Supporting Documentation for each such expense within sixty (60) days after the later of (i) the Executive’s incurrence of such expense or (ii) the Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Company will reimburse the Executive for that expense within thirty (30) days thereafter.

3.5 Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements to which the Executive otherwise becomes under this Agreement in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A of the Code:

(i) The amount of reimbursements to which the Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.

(ii) Each reimbursement to which the Executive becomes entitled shall be made no later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii) The Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

3.6 Withholding. The Company shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

ARTICLE 4. CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

4.1 Proprietary Information and Inventions Agreement. The Executive shall continue to remain subject to the terms and conditions of his Employee Confidential Information and Inventions Assignment Agreement (“CIIA”) with the Company dated as of December 22, 2006 throughout the Employment Period and thereafter, in accordance with its terms. A copy of such agreement is attached hereto as Exhibit A.

4.2 Restrictive Covenants. During the Employment Period and for the entire period during which the Executive is to receive salary continuation payments under Paragraph 5.3 or Paragraph 5.4 below, whether or not those salary continuation payments are delayed pursuant to Paragraph 6.1, the Executive shall not:

(i) anywhere in the United States render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant, partner, officer, director or stockholder or in any other capacity; provided, however, that the Company acknowledges and agrees that the Executive may make a passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;

(ii) contact, solicit or call upon any customer of the Company on behalf of any person or entity other than the Company for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performed by the Company;

(iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Company;

(iv) directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, consultants and independent contractors; or

(v) directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.

ARTICLE 5. TERMINATION

5.1 Termination of Employment. The Executive’s employment pursuant to this Agreement may be terminated in accordance with the following provisions:

A. The Executive’s employment under this Agreement shall terminate immediately upon the Executive’s death or Incapacity during the Employment Period.

B. The Company may terminate the Executive’s employment under this Agreement (other than a Termination for Cause) at any time upon thirty (30) days prior written notice of such termination to him. If such termination notice is given to the Executive, the Company may, if it so desires, immediately relieve Executive of some or all of his duties.

C. The Company may at any time, upon written notice, discharge the Executive from employment with the Company hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice.

D. The Executive may terminate his employment under this Agreement for Good Reason in accordance with the requirements of such termination.

5.2 Payments Due Upon Any Termination. Upon any termination of the Executive’s employment during the Employment Period, the Company shall provide to the Executive (or his estate): (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of termination and (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive’s most recent level of base salary. All vesting of the Executive’s outstanding options or other equity awards granted under the Plan shall cease at the time of his termination of employment, and the Executive (or his estate) shall not have more than the limited period of time specified in the applicable stock option agreement in which to exercise any outstanding option following such termination of employment for any Common Shares for which those options are vested and exercisable at the time of such termination. In addition, the Executive shall be eligible for the payments and other benefits provided under Paragraph 5.3 or Paragraph 5.4 below of this Agreement, to the extent he qualifies for those payments and benefits in accordance with the applicable provisions of this Agreement.

5.3 Severance Benefits Upon Involuntary Termination Without Change in Control. Should the Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination at any time other than during the Change in Control Severance Period, then the Executive shall become eligible to receive the severance payments and benefits described below provided that there is compliance with the following requirements (the “Severance Benefits Conditions”):

(i) The Executive shall, within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such Involuntary Termination, execute and deliver to the Company a general release in substantially the form attached hereto as Exhibit B which becomes effective in accordance with applicable law following the expiration of any applicable revocation period. This requirement shall hereinafter be referred to as the “Release Condition.”

(ii) The Executive shall have complied with, and shall continue to comply with all of the Executive’s obligations under the CIIA.

(iii) The Executive shall have complied with, and shall continue to comply with the restrictive covenants set forth in Paragraph 4.2.

In the event that the Executive violates his CIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 4.2, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under Paragraph 5.3.

The severance payments and benefits to which the Executive may become entitled under this Paragraph 5.3 shall consist of the following:

(a) Salary Continuation Payments. The Executive shall be eligible to receive his base salary for up to a total period of twelve (12) months at the annualized rate in effect for him under Paragraph 3 at the time of his Involuntary Termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The salary continuation payments to which the Executive becomes entitled in accordance with this Paragraph 5.3 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b) Health Care Coverage. Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, his spouse and his eligible dependents until the earliest to occur of (i) the expiration of the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs, (ii) the first date on which the Executive and his spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Paragraph 4.2. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (b) the Executive’s right to the benefits cannot be liquidated or exchanged for any other benefit. Any additional medical care coverage to which the Executive and his spouse and eligible dependents may be entitled under COBRA, following the period of such Company-paid coverage, shall be at the Executive’s sole expense.

The foregoing benefits shall be in lieu of any other severance benefits for which the Executive might otherwise be eligible by reason of his termination of employment under the circumstances specified in this Paragraph 5.3

5.4 Change in Control Severance Benefits. Should the Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become eligible to receive the following payments and benefits provided there is compliance with the same Severance Benefit Conditions set forth in Paragraph 5.3:

(a) Salary Continuation Payments. The Executive shall be eligible to receive his base salary for up to a total period of twenty-four (24) months at the annualized rate in effect for him under Paragraph 3 at the time of his Involuntary Termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The salary continuation payments to which the Executive becomes entitled in accordance with this Paragraph 5.4 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b) Health Care Coverage. Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, his spouse and his eligible dependents until the earliest to occur of (i) the expiration of the twenty-four (24)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs, (ii) the first date on which the Executive and his spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Paragraph 4.2. During the COBRA continuation period, such coverage shall be provided under the Company’s group health care plans. Following the completion of the COBRA coverage period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (b) the Executive’s right to the benefits cannot be liquidated or exchanged for any other benefit.

(c) Equity Award Acceleration. To the extent any option or other equity award granted under the Plan is outstanding at the time of the Executive’s Involuntary Termination within the Change in Control Severance Period, but is not otherwise vested for all the shares, then the unvested portion of such option or other equity award shall immediately vest in full.

Any options as so accelerated and all other vested options held by the Executive shall remain outstanding until the earlier of (i) the expiration date of the maximum option term or (ii) the expiration of the limited period of time specified in the applicable stock option agreement for which the option is to remain exercisable following the Executive’s termination of employment with the Company.

The severance payments and benefits provided under this Paragraph 5.4 shall be in lieu of any other severance benefits for which the Executive might otherwise, by reason of the termination of his employment during the Change in Control Severance Period.

In the event that the Executive violates his CIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 4.2, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under Paragraph 5.4.

In no event shall the Executive be entitled to benefits and payments under both Paragraphs 5.3 and 5.4 of this Agreement.

5.5 Benefit Limit. The benefit limitations of this Paragraph 5.5 shall be applicable in the event the Executive receives any benefits under this Agreement that are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company) under Code Section 4999.

Notwithstanding the foregoing, in determining whether the benefit limitation of this Paragraph 5.5 has been exceeded, a reasonable determination shall be made as to the value of the restrictive covenants to which the Executive will be subject under Paragraph 4.2, and the amount of his potential parachute payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.

Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 5.5, then the Executive’s salary continuation payments under Paragraph 5.3 or 5.4, as applicable, shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares as to which the option or other equity award would otherwise vest on an accelerated basis in accordance with Paragraph 5.4 shall be reduced (based on the value of the parachute payment attributable to such option or equity award under Code Section 280G), to the extent necessary to eliminate such excess.

ARTICLE 6. MISCELLANEOUS PROVISIONS

6.1 Section 409A.

A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment.

B. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Paragraph 5.3 or 5.4 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the first business day of the seventh month following the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death, if (a) the Executive is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code, (b) the stock of the Company or any successor entity is publicly traded on an established market and (c) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 6.1 shall be paid in a lump sum to the Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

If the Executive is, at any time during the twelve-month period ending on the last day of any calendar year, deemed to be a “key employee” within the meaning of that term under Code Section 416(i), then the Executive shall be deemed to be a specified employee subject to the delayed payment provisions of this Paragraph 6.1 for the period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.

6.2 No Entitlement to Benefits. In no event shall the Executive be entitled to any benefits under Paragraph 5.3 or 5.4 of this Agreement if his employment ceases by reason of a Termination for Cause, death or Incapacity or if he voluntarily resigns other than for a reason which qualifies as Good Reason.

6.3 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of his estate and his heirs and legatees.

6.4 Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Alpha and Omega Semiconductor Limited

c/o Alpha and Omega Semiconductor Incorporated

495 Mercury Drive, Sunnyvale

California, USA 94085

To the Executive:

Mike F. Chang

13095 Montebello Road, Cupertino

California, USA 95014

C. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

6.5 General Creditor Status. The benefits to which the Executive may become entitled under Article 5 of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive’s right (or the right of the executors or administrators of the Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

6.6 Governing Documents. This Agreement, together with (i) the agreements evidencing the Executive’s currently outstanding options and any future option grants or other equity awards and (ii) his CIIA, shall constitute the entire agreement and understanding of the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company, other than (i) the agreements evidencing the Executive’s currently outstanding options and (ii) his CIIA, are hereby terminated and cancelled in their entirety and are of no further force or effect.

6.7 Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable and consistent with the intent of the Parties hereto. If such provision cannot be so amended without altering the intention of the parties, then such provision, including any consideration specifically tied to such provision, will be stricken and the remainder of this Agreement shall continue in full force and effect. It is the express intent of the Parties that should any of the Severance Benefit Conditions of Paragraph 5.3 or 5.4 be void or unenforceable as written herein then Executive shall not be entitled to any additional severance payments or benefits under Paragraph 5.3 or under Paragraph 5.4 (as the case may be).

6.8 Arbitration.

A. Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination.

B. Arbitration shall be held in Santa Clara County, California and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules conflict with applicable law, the arbitration procedures required by applicable law shall govern.

C. During the course of the arbitration, the Company will pay the arbitrator’s fee and any other type of expense or cost that the Executive would not otherwise be required to bear if he were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Company and the Executive shall each bear its or his own respective attorneys’ fees incurred in connection with the arbitration.

D. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

6.9 Legal Representation. The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

6.10 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

ARTICLE 7. – DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Board means the Company’s Board of Directors.

Change in Control means a change in control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders.

Change in Control Severance Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and continuing until the end of the twelve (12)-month period measured from the closing date of that Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Share means the Company’s common share.

Competing Business means any business which is or, to the best of the Executive’s knowledge, is expected to become, competitive with the business or any contemplated business of the Company, or any direct or indirect subsidiaries of the Company or any of their affiliates.

Employment Period means the Employment Period as defined in Paragraph 1 of this Agreement.

Good Reason means the Executive’s voluntary resignation within ninety (90) days following one or more of the following events that occur without the Executive’s written consent: (A) a material diminution in the Executive’s authority, duties or responsibilities under Paragraph 2.1, (B) a material reduction in his base compensation, with a reduction of fifteen percent (15%) or more to be deemed material for such purpose, (C) a material relocation of his principal place of employment, with a relocation that is more than fifty (50) miles from the location of his principal office in Sunnyvale, California to be deemed material for such purpose, or (D) a material breach by the Company of any of its obligations under this Agreement; provided, however, that none of the events specified above shall constitute Good Reason unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence of that event and the Company fails to cure such event within thirty (30) days after receipt of such written notice.

Incapacity means the inability of the Executive, by reason of any injury or illness, to properly perform his normal duties and responsibilities under this Agreement.

Involuntary Termination means (i) the Company’s termination of the Executive’s employment for any reason other than a Termination for Cause or (ii) the Executive’s voluntary resignation for Good Reason.

An Involuntary Termination shall not include the termination of the Executive’s employment by reason of death or Incapacity or non-renewal of this Agreement by the Executive.

1934 Act means the U.S. Securities Exchange Act of 1934, as amended.

Plan means (i) the Company’s 2000 Share Plan, (ii) the Company’s 2009 Share Option/Share Issuance Plan, as amended or restated from time to time, and (iii) any successor stock incentive plan subsequently implemented by the Company.

Separation from Service means the Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether the Executive has incurred a Separation from Service, the Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Company by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

Termination for Cause means the termination of the Executive’s employment due to (i) the commission of any act of fraud, embezzlement or dishonesty by the Executive or his conviction of a felony, (ii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the Executive adversely affecting the business or affairs of the Company in a material manner, (iv) the Executive’s failure to cure any breach of his obligations under this Agreement or his Proprietary Information and Inventions Agreement with the Company after written notice of such breach from the Company and a reasonable cure period of at least thirty (30) days or (v) the Executive’s breach of any of his fiduciary duties as an officer or director of the Company. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Company (or any parent or subsidiary), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement unless otherwise described above.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the dates indicated below.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By:

Title:

Dated:	, 2010

THE EXECUTIVE

Dated:	, 2010

[Signature Page to the Employment Agreement]

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT B

GENERAL RELEASE

THIS DOCUMENT IS INTENDED AS A FORM OF THE GENERAL SETTLEMENT AND RELEASE. PURSUANT TO SECTION 5.3 AND SECTION 5.4 OF THE EMPLOYMENT AGREEMENT, EXECUTION OF A RELEASE, IN SUBSTANTIALLY THE SAME FORM AS THIS EXHIBIT B IS A CONDITION FOR EXECUTIVE’S RECEIPT OF CERTAIN BENEFITS PURSUANT TO SECTION 5.3 AND SECTION 5.4 OF THE EMPLOYMENT AGREEMENT. THE FORM MUST BE FINALIZED BY ALPHA AND OMEGA SEMICONDUCTOR LIMITED PRIOR TO EXECUTION.

GENERAL SETTLEMENT AND RELEASE AGREEMENT

This General Settlement and Release Agreement (the “Agreement”) is by and between Alpha and Omega Semiconductor Limited, for itself and for all of its affiliated, related, parent and direct and indirect subsidiary companies, joint venturers and partnerships, successors and permitted assigns and each of them (collectively, “AOS”), on the one hand, and Mike F. Chang, for himself, and his agents, representatives, heirs and assigns (“Executive”), on the other hand.

1. Payments. In full and complete consideration for Executive’s promises and undertaking set forth in this Agreement, following the eighth (8th) day following receipt by AOS of a fully executed Settlement and Release Agreement from Executive, AOS will provide Executive the consideration, if any, to which Executive is entitled pursuant to the Employment Agreement between the parties, dated                     , 2010, at the times specified in Section 5.3 or Section 5.4 (as applicable) of that Agreement unless the signature on this Agreement is revoked pursuant to Paragraph 7 below.

2. Release of Known and Unknown Claims.

(a) It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Executive irrevocably and unconditionally releases and forever discharges AOS and each of the other Released Parties from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against AOS or any of the Released Parties, or any of them, by reason of or arising out of, touching upon or concerning Executive’s employment, separation of his employment and reapplication for employment with AOS, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of the execution of this Agreement. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; sexual assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of age, race, color, sex, national origin, ancestry, religion, disability, handicap, medical condition or marital status; any claim under: Title VII, ADA, ADEA OWBPA, FMLA, COBRA, OSHA, ERISA, IRC, FEHA, CalOsha, or any other wrongful conduct, based upon events occurring prior to the date that this Agreement is executed by Executive. Notwithstanding anything to the contrary herein, this Agreement shall not release Executive’s right, if any, to indemnification pursuant to the Company’s Bylaws or insurance policies, for any claims arising out of Executive’s conduct as an employee or officer of the Company during his employment.

(b) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claims on his behalf, and he agrees to indemnify and hold harmless AOS and each of the Released Parties against any assignment of said rights, claims and/or causes of action.

3. Waiver of Unknown Claims.

(a) Executive does hereby expressly waive and relinquish all rights and benefits afforded to him under law, and does so understanding and acknowledging the significance and consequences of such a waiver.

(b) Releases of Unknown Claims/Waiver of Civil Code Section 1542. The parties agree that this Agreement is a full and final release of any and all claims and Executive expressly waives the benefit of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

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(c) Executive acknowledges and understands that he is being represented in this matter by counsel, and acknowledges that he is not required to release unknown claims but that he expressly acknowledges and agrees that this Agreement is also intended to include in its effect, without limitation, all such claims which he does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(d) Executive acknowledges and agrees that he may later discover facts different from or in addition to those he now knows or believes to be true in entering into this Agreement. Executive agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts. Executive further acknowledges and agrees that neither AOS nor any of the other Released Parties had any duty to disclose any fact to him prior to the execution of this Agreement.

4. Non-Admission of Liability. Executive expressly recognizes that this Agreement shall not in any way be construed as an admission by AOS or any of the other Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person or entity. AOS and each of the Released Parties expressly denies any violation of any policy or procedure, or of any state or federal law or regulation. AOS and each of the Released Parties also specifically denies any liability to or wrongful acts against Executive, or any other person, on the part of themselves or any other employees or agents of AOS. This Agreement shall not be admissible in any proceeding as evidence of or any admission by AOS of any violation of any law or regulation or wrongful act. This Agreement may, however, be introduced in any proceeding to enforce this Agreement.

5. No Filing of Claims. Executive specifically represents that he has no pending complaints or charges against AOS or any of the other Released Parties with any state or federal court or any local, state or federal agency, division or department based on any events occurring prior to the date of execution of this Agreement.

6. Advice of Counsel. Executive acknowledges that he has been given twenty-one days (21) to seek the advice of counsel and to consider the effects of this Agreement upon his legal rights (the “Consideration Period”). To the extent that Executive has signed the Agreement without obtaining the advice of counsel or before expiration of the Consideration Period, Executive acknowledges that he has done so voluntarily with a full understanding of the Agreement and its effect upon his legal rights. Any discussion between Executive and AOS or any of the Released Parties concerning the terms and conditions of this Agreement does not extend the Consideration Period.

7. Revocation Period. Executive acknowledges that he has been informed that, after he signs this Agreement, he has the right to revoke his signature for a period of seven days (7) from the date that he signs the Agreement. To be effective, the revocation must be in writing, signed by Executive, and delivered to Vice President of Human Resources at 495 Mercury Drive, Sunnyvale, California 94085 before the close of business on the seventh day (7th) day following the date Executive signs this Agreement. Executive acknowledges and agrees that AOS has no obligation to comply with the terms of this Agreement until the Revocation Period has expired without revocation.

8. Confidentiality. Executive consents and agrees that he will not, at any time, disclose the existence of this Agreement, the terms of his severance benefits and/or the alleged facts or circumstances giving rise to any actual or alleged claims or the Action to any person, firm, Company, association, or entity or the press or media for any reason or purpose whatsoever, other than to his attorney, his immediate family and to his accountant or financial advisor for tax purposes. If Executive is served with any subpoena, court order, or other legal process seeking disclosure of any such information, Executive shall promptly send to AOS, within forty-eight (48) hours, via facsimile at (408) 830 9749, such subpoena, court order, or other legal process so that AOS may exercise any applicable legal remedies. Executive agrees and acknowledges that a violation of this paragraph by Executive shall be a material breach of this Agreement.

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9. Delivery of Documents. Executive represents and warrants that he has not removed any documents, records or other information, including any such documents, records or information that are or were electronically stored, from the premises of AOS. Executive acknowledges that such documents, records and other information are the exclusive property of AOS or its subsidiaries or affiliates.

10. Remedies For Breach Of This Agreement.

(a) Injunctive Relief. In the event of a breach of the provisions of this Agreement, Executive agrees that any remedy at law for any breach or threatened breach of the provisions of such paragraphs and the covenants set forth therein, will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches (without the necessity of posting a bond). The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.

(b) Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(c) Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles thereof. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California or the United States District Court for the Northern District of California for any litigation, proceeding or action arising out of or relating to this Agreement (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation, proceeding or action arising out of this agreement or thereby in the courts of the State of California or the United States District Court for the Northern District of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum.

11. Counsel. The parties hereby acknowledge that they have had the reasonable opportunity to consult with attorneys of their own choice concerning the terms and conditions of this Agreement, that they have read and understand this Agreement, that they are fully aware of the contents of this Agreement and that they enter into this agreement freely and knowingly and with a full understanding of its legal effect.

12. Entire Agreement. This is the entire agreement between Executive and AOS with respect to the subject matter hereof and the Agreement supersedes any previous negotiations, agreements and understandings. Executive acknowledges that he has not relied on any oral or written representations by AOS (or its counsel) or any of the other Released Parties to induce him to sign this Agreement, other than the terms of this Agreement. No modifications of this Agreement can be made except in writing signed by Executive and AOS.

13. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully several, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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14. Ambiguities. Attorneys for both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

15. Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument,

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

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IN WITNESS WHEREOF, the parties have executed this General Settlement and Release Agreement on the dates set forth below.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED:

By:

Title:

Dated:

EXECUTIVE:

Dated:

[Signature Page to the General Settlement and Release Agreement]